SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 APRIL 15, 1998
                        (Date of earliest event reported)

                                U S LIQUIDS INC.
             (Exact name of registrant as specified in its charter)

      DELAWARE                          1-13259                76-0519797
(State or other jurisdiction          (Commission            (IRS Employer
 of incorporation)                    File Number)         Identification No.)

411 NORTH SAM HOUSTON PARKWAY EAST, SUITE 400, HOUSTON, TEXAS            77060
(Address of principal executive offices)                              (Zip Code)

                                 (281) 272-4500
               Registrant's telephone number, including area code

Item 2.  Acquisition or Disposition of Assets.

        On April 15, 1998, the Company acquired The National Solvent Exchange Corp., a Georgia corporation ("NSX"), in exchange for approximately $3.9 million in cash and 231,577 shares of common stock, par value $.01, of the Company. These transactions were consummated pursuant to an Agreement and Plan of Merger, dated April 15, 1998, between the Company, NS Acquisition Corp., a wholly-owned subsidiary of the Company, NSX and Ronald T. Calloway and Maxwell R.
Calloway, the shareholders of NSX.

        NSX is engaged in the business of processing and distilling of commercial solvents and related items. The Company currently intends to operate NSX in substantially the same manner as it was operated prior to this transaction. The Company funded the cash portion of the purchase price paid for NSX with borrowings under the Company's revolving credit facility with Bank of America National Trust and Savings Association, BankBoston, N.A. and Wells Fargo Bank, N.A. The purchase price was determined based upon an evaluation of the business of NSX and the results of negotiations between the parties.

        The foregoing discussion is only a summary and is qualified in its entirety by reference to Exhibit 2.1 to this Current Report on Form 8-K filed herewith.

Item 7.  Exhibits.

        (a)-(b) Historical and pro forma financial statements are not required and, therefore, not filed.

        (c) EXHIBITS.

               2.1 Agreement and Plan of Merger, dated April 15, 1998 between U S Liquids Inc., NS Acquisition Corp., The National Solvent Exchange Corp., Ronald T.
                       Calloway and Maxwell R. Calloway.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          U S LIQUIDS INC.



Date: April 30, 1998                 By:  /s/ MICHAEL P. LAWLOR
                                          ---------------------
                                          Michael P. Lawlor, Chief Executive
                                          Officer